Exhibit 4.1

AMENDED AND RESTATED REVOLVING SECURED

LINE OF CREDIT PROMISSORY NOTE

$6,000,000.00	New York, New York
MARCH 6, 2006

This Amended and Restated Revolving Secured Line of Credit Promissory Note (this “Note”) amends and restates that certain Revolving Secured Line of Credit Promissory Note dated January 25, 2005 in the principal amount of $4,000,000 issued by Medallion Funding Corp. (the “Borrower”) to Atlantic Bank of New York (the “Bank”).

1. FOR VALUE RECEIVED, on August 1, 2006 (the “Maturity Date”), the Borrower promises to pay to the order of the Bank at its offices at 960 Avenue of the Americas, New York, New York 10001, or at such other place as the Bank may designate in writing, the lesser of: (a) the principal sum of Six Million Dollars ($6,000,000) (the “Maximum Amount”) or (b) if less than the Maximum Amount, then the aggregate unpaid principal sum of all loans made by the Bank in its sole discretion to Borrower under this Note from time to time. Within the limits of the Maximum Amount and pursuant to the terms hereof, Borrower may borrow, prepay and re-borrow funds under this Note. The Borrower authorizes the Bank to record all borrowings and payments on Schedule A hereto but the failure of the Bank to do so shall not affect the Borrower’s obligations hereunder.

Notwithstanding any terms to the contrary in this Note, the principal amount of loans hereunder shall not exceed the lesser of (i) ninety percent (90%) of the principal amount of Eligible Loans or (ii) eighty percent (80%) of the Value of the Medallions.

As used herein, the following terms have the following meanings:

(a) “Commission” shall mean the New York City Taxi and Limousine Commission or any successor commission or the comparable commission or other sources that determine the value of Medallions in the cities identified in (c) below.

(b) “Eligible Loans” shall mean a loan collateralized by Medallions which meet the eligibility requirements of and are made by Merrill Lynch Commercial Finance Corp. (“Merrill Lynch”) pursuant to the Master Agreement.

(c) “Medallions” shall mean New York City, Boston, Cambridge, Chicago, Philadelphia and Newark taxicab medallions issued by the applicable Commission.

(d) “Master Agreement” shall mean that certain Amended and Restated Loan and Security Agreement dated as of September 12, 2003 between Taxi Medallion Loan Trust 1 (the “Trust”) and Merrill Lynch, as the same may be amended or supplemented from time to time.

(e) “Value” shall mean the value assigned to a Medallion on the Commission sales reports issued monthly.

SPECIAL PREPAYMENTS

The Borrower shall make the following prepayments:

1) In the event any Eligible Loan is sold, transferred or otherwise assigned to the Trust, or is in any other way repaid, the Borrower shall immediately upon receipt of advanced funds by Merrill Lynch under the Master Agreement pay to the Bank the full amount advanced hereunder in respect of such Eligible Loan, and shall deliver to the Bank such information in respect of such sale, transfer or assignment as the Bank may reasonably request.

2) If within thirty (30) days after any advance under this Note the related Eligible Loan is not sold, transferred or otherwise assigned to the Trust, then the Borrower shall immediately repay to the Bank the amount of such advance, together with interest accrued thereon per the terms of the Note.

2. Interest.

(a) Borrower will pay interest on the first day of each month on the unpaid principal amount hereof from time to time outstanding, computed on the basis of a 360-day year, at a rate per annum which shall be equal to the rate of interest designated by the Bank, and in effect from time to time, as its “Benchmark Rate” adjusted as and when said Benchmark Rate changes minus 25 basis points. Borrower acknowledges that the Benchmark Rate may not necessarily represent the lowest rate of interest charged by the Bank to its customers. Borrower will pay interest, at the rate described above, monthly on the last day of each month in each year, commencing immediately, at maturity (whether by acceleration or otherwise) and upon the making of any prepayment, as hereinabove or hereinafter provided.

(b) In the event that any payment shall become overdue for a period of 10 days, a late charge of 5% of such overdue payment may be charged by the Bank for the purposes of defraying the expense incident to handling such delinquent payment.

(c) Upon or following an Event of Default (as defined herein) and/or after maturity (whether by acceleration or otherwise), any principal, interest, fees or other amount due in connection with the Liabilities (as defined herein) shall bear interest at a per annum rate, determined daily and payable upon demand, of 500 basis points in excess of the interest rate then in effect hereunder. Notwithstanding the foregoing however, in no event shall interest exceed the maximum legal rate permitted by law. All payments, including insufficient payments, shall be credited, regardless of their designation by Borrower, first to outstanding late charges, then to interest and the remainder, if any, to principal.

3. Requests for Loans; Disbursement of Proceeds.

(a) Each request for borrowing shall be made by giving the Bank a notice of a proposed borrowing (“Notice”), in the form attached hereto as Schedule B, stating the amount requested, the name of the obligor, the original loan amount and wire instructions for the disbursement. The Notice may be delivered either by telephone or by facsimile transmission; if delivered by telephone, it shall promptly be confirmed in writing delivered by facsimile transmission.

(b) The Notice must be delivered to the Bank prior to 1:00 P.M. (New York City time) on the business day on which the proposed borrowing is requested to be made.

(c) The Notice shall be accompanied by a copy of the Note evidencing the Eligible Loan, which Note shall be in the form of Exhibit A hereto and otherwise in conformity with the requirements of the Master Agreement. Each Notice shall constitute a representation by Borrower that all representations and warranties contained in this Note shall be true and correct after giving effect to the requested loan, and that no default hereunder or Event of Default shall have occurred or would result from the making of the requested loan. Each Notice shall be irrevocably binding on Borrower. The minimum amount that Borrower may request for borrowing is $25,000.

4. Payments, Prepayments and Recording Loans.

(a) At its option, Borrower may make prepayments of principal hereof, in whole or in part, at any time, without penalty or premium, provided that on the date of each such prepayment the Borrower shall pay all then accrued and unpaid interest on the principal amount hereof.

(b) Borrower authorizes Bank to enter and record on the Bank’s books and records, which may, at the Bank’s option, consist of computer or other electronically based and maintained records, and/or a grid or other written schedule hereto, the amount of each loan made under this Note and each payment and prepayment of principal thereon, without any further authorization on the part of Borrower or any endorser or guarantor of this Note. The entry of a loan, payment and/or prepayment in such computer or other electronically based format, and any printout or other record produced from such computer or electronically maintained records, or in said grid or schedule and/or otherwise maintained in the books and records of the Bank, shall be prima facie and presumptive evidence of the entered loan or advance and its condition, or payment or prepayment. The Bank’s failure to make an entry, however, shall not limit or otherwise affect the obligations of Borrower or any endorser or guarantor of this Note. The minimum amount Borrower may prepay in part is $25,000.

5. Security Interest.

(a) All Property shall be subject to a security interest in favor of the Bank as security for any and all Liabilities, and as security for such Liabilities, Borrower hereby grants to the Bank a continuing perfected lien on, and security interest in, and hereby pledges and assigns to the Bank, all of Borrower’s right, title and interest, whether now owned or hereafter acquired, howsoever arising, in and to the Property.

(b) The term “Property” shall mean all collateral securing, and all instruments evidencing, the Eligible Loans (subject in all events to the Master Agreement), the balance of every deposit account of Borrower with the Bank or any of the Bank’s nominees or agents and all other obligations of the Bank or any of its nominees or agents to Borrower, whether now existing or hereafter arising, and all other personal property of Borrower (including without limitation all money, accounts, general intangibles, goods, instruments, documents, and chattel paper) which, or evidence of which, are now or at any time in the future shall come into the possession or under the control of or be in transit to the Bank or any of its nominees or agents for any purpose, whether or not accepted for the purposes for which it was delivered and any and all proceeds, howsoever arising, of the property described herein.

(c) The term “Liabilities” shall mean the indebtedness evidenced by this Note and all other indebtedness, liabilities and obligations of any kind of Borrower to (i) the Bank, (ii) any group of which the Bank is a member, or (iii) any other person if the Bank has a participation or other interest in such indebtedness, liabilities or obligations, whether (x) for the Bank’s own account or as agent for others, (y) acquired directly or indirectly by the Bank from Borrower or others, (z) absolute or contingent, joint or several, secured or unsecured, liquidated or unliquidated, due or not due, contractual or tortious, now existing or hereafter arising, or (zz) incurred by Borrower as principal, surety, endorser, guarantor or otherwise, and including without limitation all expenses, including attorneys’ fees and disbursements, incurred by the Bank in connection with any such indebtedness, liabilities, or obligations or any of the Property (including any sale or other disposition of the Property).

(d) The provisions of this Section 5 are in addition to, and do not limit, the terms of the Security Agreement executed and delivered by the Borrower simultaneously herewith.

6 Payments. If a payment becomes due on a day on which the Bank is closed such payment shall be made not later than the next business day, and such extension shall be included in computing interest in connection with such payment. All payments shall be made in lawful money of the United States of America, in immediately available funds.

7. Use Of Proceeds. Borrower will not, directly or indirectly, use any proceeds of loans hereunder for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

8. Representations and Warranties.

Borrower represents and warrants to the Bank that:

(a) This Note is the legal, valid, and binding obligation of Borrower, and is enforceable against Borrower in accordance with its terms;

(b) Borrower and each of its subsidiaries, if any, is duly organized in its appropriate capacity (as a corporation, partnership, etc, as applicable), validly existing, and in good standing under the laws of the jurisdiction of its organization, has the corporate or other power and authority to own its assets and to transact the business in which it is now engaged or proposes to be engaged, and where applicable, is duly qualified as a foreign corporation or other business organization, and is in good standing under the laws of those other jurisdictions in which the failure of qualification would have a material adverse effect on the Borrower;

(c) Borrower has full power and authority to execute and deliver this Note, to borrow funds hereunder, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate or other action. No consent or approval of any person or entity, including, without limitation, any of Borrower’s stockholders or creditors, or any governmental or administrative authority, instrumentality, or agency, is required as a condition to the validity of this Note;

(d) Execution of this Note does not violate any material contractual or other obligation of Borrower with any other financial institution or other third party, including, without limitation, the Master Agreement;

(e) Neither Borrower nor any of its subsidiaries is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party or by which it or its property may be bound; and

(f) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding against or affecting Borrower or any of its subsidiaries before any court, governmental agency, or arbitrator which may, in any one case or in the aggregate, materially and adversely affect the financial condition, operations, prospects, property, or business of Borrower or any subsidiary or the ability of Borrower to perform its obligations under this Note.

9. Affirmative Covenants. During the period this Note remains unpaid, and/ or the Line of Credit shall remain in effect, Borrower shall:

(a) at its own expense, furnish to the Bank, with reasonable promptness, such information concerning the business, operations, properties and conditions, financial or otherwise of Borrower and Guarantor as the Bank may request from time to time, including, without limitation:

(i) Within forty-five (45) days after each quarter, Borrower’s internally prepared quarterly financial statements in form satisfactory to the Bank, which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied consistently with prior practices, and shall include a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in shareholder’s equity;

(ii) Within ninety (90) days after each fiscal year, Borrower’s consolidating annual financial statements prepared and reviewed by independent public accountants selected by Borrower and satisfactory to the Bank, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied consistently with prior practices, and shall include a balance sheet, a statement of operations, a statement of cash flows and a statement of changes in shareholder’s equity;

(iii) monthly borrowing base certificate signed by an authorized signer on all Eligible Loans, in form, scope and substance satisfactory to the Bank; and

(iv) such other information regarding Eligible Loans as the Bank may reasonably request.

(b) upon reasonable notice, permit the Bank or any of its agents or representatives to examine its records and books of accounts, visit its properties and discuss its affairs, finances and accounts with any of its officers;

(c) preserve and maintain, and cause each subsidiary, if any, to preserve and maintain, its corporate (or other organizational capacity, as applicable) existence and good standing in the jurisdiction of its incorporation, or other organizational registration, as applicable, and qualify and remain qualified, and cause each subsidiary to qualify and remain qualified as a foreign corporation or other business organization (as applicable) in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Borrower;

(d) comply, and cause each subsidiary, if any, to comply, in all material respects with all laws, rules, regulations, and orders, applicable to the organization and its business, such compliance to include, without limitation, paying (before the same becomes delinquent) all taxes, assessments, and governmental charges imposed upon such organization and its property;

(e) promptly notify the Bank, in writing, of any of the following:

(i) any proceeding or action being instituted or threatened to be instituted by or against Borrower or any of its subsidiaries in any federal, state, local or foreign court, commission or other regulatory body where such proceeding or action involves an amount in controversy in excess of $1,500,000;

(ii) any order, judgment or decree being entered against Borrower or any of its subsidiaries or any other of their respective properties or assets involving an amount in controversy of more than $1,500,000,

(iii) any actual change, development or event which has had or could reasonably be expected to have a material adverse effect, on the affairs or condition (financial or otherwise) of Borrower or any of its subsidiaries;

(iv) the occurrence of a default or Event of Default hereunder; and

(v) the occurrence of a default or Event of Default under the Master Agreement that remains uncured beyond any applicable grace period.

10. Negative Covenants. During the period this Note remains unpaid, and/or the Line of Credit shall remain in effect, Borrower shall not:

(a) incur, create, assume or suffer to exist any indebtedness for borrowed money other than such indebtedness evidenced by this Note, and indebtedness as is otherwise outstanding as of the date hereof and, upon prior notice to the Bank of its proposed incurrence, indebtedness that is not senior to the debt evidenced by this Note;

(b) guaranty, endorse or otherwise become liable for the payment or performance of the obligations of any other person or entity, except for the endorsement of negotiable instruments in the ordinary course of business; or

(c) create, incur, assume or suffer to exist any lien, encumbrance, security interest, charge or mortgage (collectively “Liens”) on any of its property now owned or hereafter acquired except (i) Liens granted to the Bank, (ii) Liens arising by operation of law for amounts that are not yet due and payable or which are being diligently contested in good faith by Borrower, so long as adequate reserves are maintained by Borrower for their payment, (iii) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance, (iv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (v) Liens existing on the date hereof, (vi) Liens contemplated by the Master Agreement or (vii) Liens consented to by the Bank, which consent shall not be unreasonably withheld.

11. Events of Default. If any of the following events (each an Event of Default) shall occur and be continuing:

(a) Borrower shall fail to make any payment of principal or interest on this Note, or any fee provided for herein, when due;

(b) Borrower shall default in the performance or observance of any covenant or agreement contained herein and such default is not cured within thirty (30) days after its occurrence;

(c) any representation or warranty made by or on behalf of Borrower in this Note or in any other certificate, agreement, instrument, or statement delivered to the Bank by or on behalf of Borrower shall at any time prove to have been incorrect when made in any material respect;

(d) an event of default or default shall occur and be continuing under any other agreement, document or instrument executed and delivered to the Bank by Borrower or any endorser, guarantor or hypothecator solely relating to any Liabilities;

(e) any final, non-appealable judgment against Borrower or any guarantor of the Liabilities hereunder or any attachment, levy or execution against any of their properties for an amount in excess of $1,500,000 shall remain unpaid, or shall not be released, discharged, dismissed, stayed or fully bonded for a period of thirty (30) days or more after its entry, issue or levy, as the case may be;

(f) Borrower or any guarantor of the Liabilities hereunder shall become insolvent (however evidenced) or be unable, or admit in writing its inability, to pay its debts as they mature;

(g) Borrower or any guarantor of the Liabilities hereunder shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for Borrower or any guarantor of the Liabilities or for any of their property;

(h) there exists a default or Event of Default under the Master Agreement remaining uncured after the expiration of any applicable grace period; or

(i) the commencement of any proceedings by Borrower or any guarantor of the Liabilities hereunder under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute, or the commencement of any such proceedings without the consent of Borrower or any guarantor of the Liabilities hereunder and such proceedings shall continue undischarged for a period of ninety (90) days;

then, and in any such event, the Bank may declare the entire unpaid principal amount of this Note and all interest and fees accrued and unpaid hereon to be immediately due and payable (except with respect to any Event of Default described in paragraphs (f), (g), (h) or (i) above, in which case the entire unpaid principal amount of this Note and all interest and fees accrued and unpaid hereon shall be automatically due and payable without any further action on the Bank’s part), whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower. The balance of every account of Borrower with, and each claim of Borrower against, the Bank existing from time to time shall be subject to a lien and subject to be set off against any and all Liabilities, including those hereunder.

12. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its rules on conflicts of laws.

13. Notices, Etc. All notices and other communications provided for under this Note shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, if to Borrower, at Borrower’s address indicated in the Bank’s records as of the date of such notice, and if to the Bank, at its address at Atlantic Bank of New York, 960 Avenue of the Americas, New York, New York 10001, Attention: Corporate Lending Department, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this paragraph. Except as otherwise provided in this Note, all such notices and communications shall be effective when deposited in the mails, certified mail, return receipt requested, postage prepaid, addressed as aforesaid, except that notices to the Bank shall not be effective until received by the Bank.

14. No Waiver. No failure or delay on the part of the Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

15. Miscellaneous.

(a) Borrower shall reimburse the Bank for all costs and expenses incurred by the Bank (including without limitation the reasonable fees and disbursements of counsel to the Bank) in connection with the negotiation, preparation, execution, delivery or enforcement of this Note or any document, instrument or agreement relating thereto, and the administration of this Note and the loans made hereunder and Borrower shall also pay any and all taxes (other than taxes levied on the holder of this Note) incurred or payable in connection with the execution and delivery of this Note;

(b) this Note sets forth the entire agreement of Borrower and the Bank with respect to this Note and no amendment, modification, or waiver of any provision of this Note nor consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

(c) this Note shall be binding upon Borrower and its heirs, legal representatives, successors and assigns and the terms hereof shall inure to the benefit of the Bank and its successors and assigns, including subsequent holders hereof;

(d) the provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction;

(e) the headings herein are for convenience only and shall not limit or define the meaning of the provisions of this Note.

16. Jurisdiction; Service Of Process. Borrower agrees that in any action or proceeding brought on or in connection with this Note the Supreme Court of the State of New York for the County of New York, or (in a case involving diversity of citizenship) the United States District Court of the Southern District of New York shall have jurisdiction of any such action or proceeding.

17. WAIVER OF THE RIGHT TO TRIAL BY JURY. BORROWER, ANY ENDORSER, AND, BY ITS ACCEPTANCE HEREOF, THE BANK, HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, IN ANY MANNER CONNECTED WITH THIS NOTE OR ANY TRANSACTIONS HEREUNDER. NO OFFICER OF THE BANK HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

18. Guarantee. This Note is the Note referred to in, and is entitled to the benefits of, that certain Guarantee Agreement dated the date hereof executed and delivered by Medallion Financial Corp. in favor of the Bank, as confirmed on the date hereof.

19. Security Agreement. This Note is the Note referred to in, and is entitled to the benefits of, that certain Security Agreement dated the date hereof between the Borrower and the Bank, as confirmed on the date hereof.

Medallion Funding Corp.

By:	/s/ Brian S.O’Leary
Name: Brian S.O’Leary Title: EVP & COO

Accepted by:

Atlantic Bank Of New York

By:	/s/ Ivan Feldman
Name: Ivan Feldman Title: Vice President